April 12, 2005

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C, 20549

We have read the statements made by Destiny Media Technologies Inc. (the “Company”), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 5 of Form 10-QSB, as part of the Registrant’s Form 10-QSB dated April 12, 2005. We agree with the statements concerning our firm in Item 5 of this Form 10-QSB. We have no basis to agree or disagree with the Company’s statements regarding Ernst & Young LLP in the fifth paragraph of the Company’s disclosure under Item 5 of this Form 10-QSB.

Yours truly,

/s/ Grant Thornton LLP
Grant Thornton LLP